Exhibit 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces First Amendment to Second Amended Credit Agreement

Bensalem, Pennsylvania, February 11, 2009:

Orleans Homebuilders, Inc. (AMEX: OHB) announced today that it and its lenders have entered into the First Amendment to its Second Amended and Restated Credit Loan Agreement and First Amendment to Security Agreement (the “Amendment”), effective immediately.  Among other things, the Amendment immediately improves the borrowing base availability calculation by decreasing certain borrowing base category limitations.

Jeffrey P. Orleans, Chairman of the Board and Chief Executive Officer stated, “With the help of our lending group, we have secured this important bank amendment, which will provide us with added liquidity and flexibility to manage in these difficult times.  It is a challenging environment, but we have made good progress on our stated objectives, and we have a strong and experienced team that is managing through it.”

As part of the Amendment, the Company reduced the amount of the credit facility by approximately 8%, from $440 million to $405 million, subject to availability determinations and other limitations described below.  The Amendment provides for additional borrowing base liquidity by amending certain category limitations for spec inventory and model homes, as well as for land under development, within the calculation of borrowing base availability.  These changes immediately enhance the borrowing base liquidity of the Company.  Certain financial covenants were modified, including reductions in minimum consolidated tangible net worth, cash flow from operations, minimum liquidity, and maximum cash covenants.  The interest rate was increased by 25 basis points to LIBOR plus 5.25%.  The Amendment also includes certain other terms, modifications and definitional adjustments, which are set forth in the final documentation.

The amendment includes the following changes:

•                  The amount of the credit facility was reduced by approximately 8%, from $440 million to $405 million.  The amount of the revolving credit facility will be further reduced to $375 million beginning July 16, 2009 and through maturity.  The letter of credit sublimit was reduced from $60 million to $30 million.  The amount available under the credit facility remains subject to borrowing base availability requirements.

•                  The existing category limitations applicable to the determination of the net borrowing base availability were adjusted so that the maximum borrowing base availability attributable to work-in-progress inventory not subject to a qualifying agreement of sale (i.e., spec inventory and model home inventory) was increased from 45% to 58% of total work-in-process inventory including backlog units; this change applies to all borrowing base certificates delivered before July 31, 2009.  In addition, maximum borrowing base availability attributable to land under development was increased from 55% to 65% of total borrowing base availability for all borrowing base certificates delivered before July 31, 2009, but generally subject to a maximum of $235 million.

Garry P. Herdler, Executive Vice President and Chief Financial Officer, stated, “The amendment significantly improves the Company’s liquidity through the reduction of borrowing base category limitations, and it provides for immediate increased flexibility.  We believe that this amendment is positive for both the Company and the lending group, and we appreciate the continued support of our lenders.”

The summary of certain terms of the Amendment in this press release is a summary of the final Amendment. The Company intends to file the executed Amendment promptly with the Securities and Exchange Commission.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated liquidity and flexibility to operate and manage the Company’s business, improvements to liquidity, revenues, sales, operating results, financial resources, pace of sales, industry outlook, economic conditions, future impairment charges, future tax valuation allowance, anticipated tax refunds, anticipated debt repayment, anticipated use of proceeds from transactions, reductions in land expenditures, the Company’s ability to meet its internal financial objectives, including debt reduction objectives, the impact of recent transactions on the Company’s liquidity, capital structure and finances, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 filed with the SEC.